Exhibit 16.1

February 13, 2019

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C. 20549

SEC File No. 000-53749

Ladies and Gentlemen:

RE: MI1 GLOBAL TELCO, INC.

We have read the statements made by Mi1 Global Telco., Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated February 13, 2019, regarding Item 4.01 Change in Registrant’s Certifying Accountant. We agree with the statements made regarding our firm in such Current Report on Form 8-K with respect to our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

Very truly yours,

HKCM CPA & Co.

Certified Public Accountants

(Predecessor firm: HKCMCPA Company Limited)